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                                                                     Exhibit 5.1



                      [Letterhead of Dorsey & Whitney LLP]



Entegris, Inc.
3500 Lyman Boulevard
Chaska, Minnesota 55318

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as counsel to Entegris, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the issuance and sale by the Company of up to 9,890,000 shares (the "Common Stock") of common stock of the Company, par value $0.01 per share (including 1,290,000 shares to be subject to the Underwriters' over-allotment option) and the sale by selling shareholders of up to 5,060,000 shares of Common Stock (including 660,000 shares to be subject to Underwriters' over-allotment option). The Common Stock will be issued pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, certain selling shareholders, Banc of America Securities LLC, Donaldson, Lufkin & Jenrette, Salmon Smith Barney Inc. and U.S. Bancorp Piper Jaffrey Inc., as representatives of the various underwriters named therein (the "Underwriters").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for
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                                                                     Exhibit 5.1



a price per share not less than the par value per share of the Common Stock and will be priced by the Pricing Committee, established by the authorizing resolutions adopted by the Company's Board of Directors, in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

     Based on the foregoing, we are of the opinion that the Common Stock to be sold by the Company and the selling shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

Dated: May 5, 2000

                                         Very truly yours,

                                         /s/ Dorsey & Whitney LLP


JTK